SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)       October 14, 1997




                     BANYAN STRATEGIC REALTY TRUST
        ------------------------------------------------------
        (Exact name of Registrant as specified in its charter)



  Massachusetts                 0-15465                  36-3375345
(State of or other         (Commission File            (I.R.S. Employer
 jurisdiction of                Number)                Identification
 incorporation)                                            Number)



150 South Wacker Drive, Suite 2900, Chicago, IL             60606
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code      (312) 553-9800



This document consists of __ pages.





















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ITEM 5.    OTHER INFORMATION

     On October 14, 1997, Banyan Strategic Realty Trust (the "Trust") entered into a Share Purchase Agreement (the "Agreement") with a group of purchasers (the "Purchasers"). The Agreement provided for the Trust's sale and issuance of 2,192,501 shares of beneficial interest at $5.00 per share to the Purchasers. The sale of the shares of beneficial interest resulted in the Trust's receipt of approximately $10,000,000 in cash proceeds, net of brokerage commission and closing costs, which proceeds were used to repay existing indebtedness and for general working capital and will further be utilized for the acquisition of additional real estate property interests. The shares are included for quotation on the NASDAQ National Market system but have not been registered under the Securities Act of 1933, as amended. In addition, with the execution of the Agreement, the Purchasers also extended an existing standstill agreement whereby the Purchasers agreed not to acquire any additional shares of beneficial interest of the Trust in the open market for a period of one year ending October 10, 1998.

     Simultaneously with the execution of the Agreement, the Trust also entered into a Convertible Term Loan Agreement (the "Morgens Loan Agreement") with the Purchasers as lenders and Morgens, Waterfall Vintiadis & Company, Inc., as Agent (collectively, the "Lenders") whereby the Lenders agreed to provide an unsecured convertible loan to the Trust in the amount of $20,000,000 of which $10,000,000 must be borrowed by March 31, 1998 and the remainder by October 14, 1998. Cash advances pursuant to the Morgens Loan Agreement must be in a minimum advance of $1,000,000 with increments of $250,000 thereafter. Loan proceeds may be used by the Trust only for the purchase of real estate property interests. For real estate interests purchased using funds drawn pursuant to the Morgens Loan Agreement, the Trust is prohibited from borrowing in excess of 75% of the purchase price from third parties exclusive of the Lenders. The Morgens Loan Agreement further requires that the Trust maintain a ratio of indebtedness to consolidated net worth of less than 3.00:1.00, a minimum consolidated net worth of greater than $52,500,000 and a debt coverage ratio of not less than 1.5:1.00. The terms include payment of interest only, quarterly on the last day of the calendar quarter, at 12% per annum. Upon the issuance of the loan commitment pursuant to the Morgens Loan Agreement, a loan fee of $200,000 was paid by the Trust. The Morgens Loan Agreement also provides for a loan fee of 2% of the outstanding loan balance to be paid on each anniversary of the closing and fee of 0.50% of the maximum loan balance outstanding at any time, payable upon repayment in full or final conversion of the loan (see below). Upon execution of the Loan Agreement, the Trust also paid a brokerage fee to Leveraged Equity Management, Inc. of $800,000. The loan has a maturity of September 30, 2002 with no prepayment of the loan permitted prior to September 30, 1999, although the loan may be accelerated by Morgens upon the sale of substantially all of the assets of the Trust.

     Under the terms of the Morgens Loan Agreement, the Trust is required to attempt to obtain shareholder approval of: (i) the issuance of preferred shares of beneficial interest; (ii) the issuance of in excess of 19.9% of the common shares of beneficial interest through direct sale or conversion from unsecured indebtedness under the Morgens Loan Agreement or preferred shares and (iii) amendments to the Declaration of Trust to authorize the Trust to issue preferred shares and to change the life of the Trust from finite to perpetual. It is currently anticipated that these issues will be submitted for a vote to the shareholders during late 1997 or early 1998.

     At any time after shareholder approval and until September 30, 2002 (or if the Trust gives notice to pre-pay the loan, then for thirty days following receipt of that notice), the Lenders can convert all or part of their debt (but not less than $1,000,000 at any one time unless the total debt is less than $1,000,000) to preferred stock at a conversion price of $100 per share or to Common Stock at a conversion price of $5.15 per share.

Preferred shares are further convertible to common shares at a price of


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$5.15 per share.  The convertible preferred shares will be entitled to receive, upon declaration by the Trust's Board of Trustees, cash distributions at an annual rate of 10% per annum calculated on their stated value. Distributions on preferred shares will be cumulative from the date of issuance whether or not there are funds legally available for the payment thereof. Finally, for thirty days after expiration of the loan commitment under the Morgens Loan, the Lenders may purchase preferred shares to the extent that any part of the $20,000,000 loan is not then outstanding. Prior to shareholder approval, the Lenders may also convert loans outstanding under the Morgens Loan Agreement to Common Stock at any time, if that conversion will not cause total shareholdings of the Lenders to exceed 19.9% of the issued and outstanding shares.

     On October 14, 1997, the Trust issued a Press Release, a copy of which is attached hereto as Exhibit (99) and is incorporated herein by reference.



EXHIBIT NUMBER        DESCRIPTION

Exhibit (10)          Material Contracts

                      (iii) Convertible Term Loan Agreement dated as of October 10, 1997 among Banyan Strategic Realty Trust, as Borrower, and the Lenders listed therein, as Lenders

                      (iv) Share Purchase Agreement by and among Banyan Strategic Realty Trust and the Purchasers listed on the signature page attached thereto dated as of October 10, 1997

                      (v) Registration Rights Agreement dated as of October 10, 1997 between Banyan Strategic Realty Trust and the Purchasers listed on the Signature Page attached thereto

Exhibit (99)          Press Release dated October 14, 1997































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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  October __, 1997           BANYAN STRATEGIC REALTY TRUST
                                       (Registrant)




                                  By:  /s/ Joel L. Teglia
                                       Vice President,
                                       Chief Financial and
                                       Accounting Officer

















































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